Exhibit 99.1

NEWS RELEASE

For more information contact:
Michael G. Potter
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS THIRD QUARTER 2010 RESULTS

Third Quarter 2010 Highlights:

•	Revenue of $77.1 million, flat compared to 2Q10 and up 57% compared to 3Q09.

•	Gross margin of 59.1%, compared to 61.2% in 2Q10 and 54.2% in 3Q09.

•	Net income of $0.13 per share, compared to net income of $0.14 per share in 2Q10 and a net loss of $0.04 per share in 3Q09.

HILLSBORO, OR - October 21, 2010 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the third quarter ended October 2, 2010.

For the third quarter, revenue was $77.1 million, unchanged from the $77.1 million reported in the prior quarter, and an increase of 57% from the $49.1 million reported in the same quarter a year ago. FPGA revenue for the third quarter was $24.7 million compared to $24.6 million reported in the prior quarter, and increased 63% from the $15.2 million reported in the same quarter a year ago. PLD revenue for the third quarter was $52.4 million compared to $52.5 million reported in the prior quarter, and increased 55% from the $33.9 million reported in the same quarter a year ago.

Net income for the third quarter was $15.4 million ($0.13 per share), compared to $16.7 million ($0.14 per share) in the prior quarter and a net loss of $4.1 million ($0.04 per share) reported in the same quarter a year ago.

Other income, net, for the third quarter was $0.7 million compared to $0.9 million reported in the prior quarter and an expense of $0.5 million reported in the same quarter a year ago. Other income, net, included a gain of $0.4 million from the sale of auction rate securities compared to a gain of $0.7 million in the second quarter related to the sale of excess real estate in China. During the same quarter a year ago, the Company recorded an impairment charge of $1.1 million related to an other-than-temporary decline in fair value of auction rate securities.

Christopher M. Fanning, Interim Chief Executive Officer, Corporate Vice President & General Manager Low Density & Mixed Signal Solutions, said, “While the third quarter was in line with guidance, the last month of the quarter was slower than our expectations with some signs of customers managing their inventory at quarter-end. Specifically, revenue was also impacted by lower sequential sales in our mature product category. Importantly, we achieved 10% sequential revenue growth of our new products quarter on quarter and a doubling from the same quarter last year. Our MachXO grew and became our largest revenue contributor, and our LatticeECP3 continues as the fastest growing FPGA product in the Company's history. We are successfully differentiating our business based on our low cost and low power mid-range FPGAs, our low cost and convenient low density solutions and our programmable Power Manager solutions, including the recently launched Platform Manager products. We are excited about our roadmap and are looking forward to several additional new product introductions during the fourth quarter.”

Michael G. Potter, Lattice's Corporate Vice President and Chief Financial Officer, added, “Our disciplined cost control allowed us to selectively invest in new product opportunities while keeping total operating expenses at $30.7 million compared to guidance of $31.0 million. Gross margin came in lower than the prior quarter primarily due to the impact of lower sequential sales in our mature product category. We generated $15.4 million of cash from operations, ending the quarter with a cash, cash equivalents and short-term marketable securities balance of $229.1 million. Our inventory increased sequentially in the third quarter of 2010, mainly due to wafer deliveries for new products, specifically our LatticeECP3, to address near-term customer demand.”

Business Outlook - Fourth Quarter 2010:

•	Revenue is expected to be down 2% to 7% on a sequential basis.

•	Gross margin percentage is expected to be approximately 58% to 60% of revenue.

•	Total operating expenses are expected to be approximately $34.0 million. The majority of the sequential increase is related to new product launch expenses and associated mask costs.

•	We expect continued profitability in the fourth quarter.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review detailed third quarter 2010 results on Thursday, October 21, 2010 at 5:00 p.m. EDT. The conference call-in number is 1-706-643-3761. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on October 28, 2010, by telephone at 1-706-645-9291. To access the replay, use conference identification number 15840374. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, including those under the heading "Business Outlook - Fourth Quarter 2010"; LatticeECP3 continuing as the fastest growing FPGA product in the Company's history; the successful differentiation of our business; and our introduction of several new products during the fourth quarter. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our LatticeECP3 solution, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, variations in manufacturing yields, the failure to sustain operational improvements, and compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges or any impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities, could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company's auction rate securities, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLEVER, LatticeECP3, LatticeXP2, sysDSP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	October 2, 2010	July 3, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Revenue	$77,137	$77,119	$49,097	$224,688	$139,333

Costs and expenses:
Cost of products sold	31,551	29,889	22,478	90,704	65,450
Research and development	14,814	15,158	14,789	44,654	43,491
Selling, general and administrative	15,818	16,385	12,739	47,621	39,255
Amortization of intangible assets (1)	—	—	—	—	228
Restructuring (2)	79	(120)	2,544	41	2,504
	62,262	61,312	52,550	183,020	150,928
Income (loss) from operations	14,875	15,807	(3,453)	41,668	(11,595)
Other income (expense), net (3)	669	945	(536)	1,916	(859)
Income (loss) before provision for income taxes	15,544	16,752	(3,989)	43,584	(12,454)
Provision for income taxes	176	16	125	391	129
Net income (loss)	$15,368	$16,736	$(4,114)	$43,193	$(12,583)

Net income (loss) per share (4):
Basic	$0.13	$0.14	$(0.04)	$0.37	$(0.11)
Diluted	$0.13	$0.14	$(0.04)	$0.36	$(0.11)

Shares used in per share calculations:
Basic	117,257	116,101	115,321	116,332	115,356
Diluted	121,052	120,270	115,321	119,624	115,356
______________________
Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.

(2)
Represents costs and adjustments incurred under corporate restructuring plans. During the third quarter of fiscal 2010, the Company recorded a net charge of $0.1 million primarily resulting from severance and related costs under the 2009 restructuring plan. During the second quarter of fiscal 2010, the Company recorded a net credit of $0.1 million primarily resulting from changes in original estimates of severance and related costs. During the first quarter of fiscal 2010, the Company recorded a charge of $0.1 million comprised primarily of severance and related costs under the 2009 restructuring plan. During the third quarter of fiscal 2009, the Company initiated a restructuring plan to lower operating expenses and recorded a charge of $2.6 million, comprised primarily of severance and related costs, of which $1.4 million was paid during the third quarter of fiscal 2009, and costs to vacate a portion of leased space in San Jose, California. During the second and third quarters of fiscal 2009, the Company recorded net credits of less than $0.1 million primarily resulting from changes in original estimates under pre-2009 restructuring plans.

(3)
During the third quarter of fiscal 2010, the Company recognized a gain of $0.4 million on the sale of certain auction rate securities. During the second quarter of fiscal 2010, the Company recognized a gain of $0.7 million related to the sale of real property in Shanghai, China. During the three months ended October 3, 2009, the Company recognized an impairment charge of $1.1 million related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities. During the nine months ended October 3, 2009, the Company recognized an impairment charge of $2.3 million related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities, net of a gain of $0.2 million on the sale of auction rate securities and other investments. No impairment charge was recognized in fiscal 2010.

(4)
For the three months ended October 2, 2010 and July 3, 2010 and the nine months ended October 2, 2010, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. For the three and nine months ended October 3, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 2, 2010	January 2, 2010
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$229,082	$164,540
Accounts receivable, net	49,217	33,551
Inventories	31,681	25,925
Other current assets	9,550	19,455
Total current assets	319,530	243,471
Property and equipment, net	36,883	36,507
Long-term marketable securities	9,719	12,939
Other long-term assets	2,785	3,640
	$368,917	$296,557

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$41,231	$27,797
Deferred income and allowances on sales to sell-through distributors	18,177	10,160
Total current liabilities	59,408	37,957
Other long-term liabilities	5,185	5,240
Total liabilities	64,593	43,197
Stockholders’ equity	304,324	253,360
	$368,917	$296,557

Lattice Semiconductor Corporation
– Supplemental Historical Financial Information –

	Q310	Q210	Q309
Operations Information
Percent of Revenue
Gross Margin	59.1%	61.2%	54.2%
R&D Expense	19.2%	19.7%	30.1%
SG&A Expense	20.5%	21.2%	25.9%

Depreciation and Amortization (in thousands)	3,673	3,460	3,341
Capital Expenditures (in thousands)	3,799	2,627	1,856
Stock Compensation Expense (in thousands)	1,033	1,277	1,013

Balance Sheet Information
Current Ratio	5.4	5.2	6.9
A/R Days Revenue Outstanding	57	55	52
Inventory Months	3.0	2.7	3.6

Revenue% (by Product Family)
PLD	68%	68%	69%
FPGA	32%	32%	31%

Revenue% (by Product Classification)
New	46%	41%	33%
Mainstream	32%	35%	39%
Mature	22%	24%	28%

Revenue% (by Geography)
Asia	69%	68%	68%
Europe (incl. Africa)	17%	18%	17%
Americas	14%	14%	15%

Revenue% (by End Market)
Communications	50%	49%	54%
Industrial & Other	26%	25%	18%
Computing	14%	15%	17%
Consumer	10%	11%	11%

Revenue% (by Channel)
Distribution	55%	57%	37%
Direct	45%	43%	63%
_____________________
New: LatticeECP3, LatticeXP2, LatticeECP2/M, MachXO, Power Manager II, ispClock A/D/S, ispMACH 4000ZE

Mainstream: ispXPLD, ispGDX2, ispMACH 4000/Z, ispXPGA, LatticeSC, LatticeECP, LatticeXP, ispClock, Power Manager I, Software and IP

Mature: FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, GDX/V, ispMACH 4/LV, all SPLDs